Exhibit 3.70

SECOND AMENDED

LIMITED LIABILITY COMPANY AGREEMENT OF

Q SQUARED SOLUTIONS HOLDINGS LLC

This Second Amended and Restated Operating Agreement (the “Agreement”) of Q Squared Solutions Holdings LLC, a limited liability company organized under the Laws of the State of Delaware (the “Company”), effective as of April 1, 2021 (the “Effective Date”), is entered into by and between (i) the Company and (ii) IQVIA RDS Inc., a corporation organized under the Laws of the State of North Carolina (“RDS”), and IQVIA Pharma Inc., a corporation organized under the Laws of the State of North Carolina (“Pharma,” and together with RDS, the “Members”), as the members of the Company.

WHEREAS, the Company was formed as a limited liability company on June 8, 2015, by the filing of the Company’s Certificate of Formation with the Secretary of State of Delaware, pursuant to and in accordance with the Delaware Limited Liability Company Act (the “Act”);

WHEREAS, the initial members of the Company were RDS (f/k/a Quintiles, Inc.), which owned the limited liability company interests of the Company (the “Interests”) representing sixty percent (60%) ownership of the Company, and Quest Diagnostics Domestic Holder LLC, a Delaware limited liability company (“Quest”), which owned the Interests representing forty percent (40%) ownership of the Company.

WHEREAS, Pharma acquired all of the Interests owned by Quest pursuant to that certain Unit Purchase and Sale Agreement, dated as of April 1, 2021, by and among Quest, Pharma, and the other parties thereto (the “Transaction”);

WHEREAS, after the consummation of the Transaction, the Members, together, own 100% of the Interests of the Company, with each Member’s percentage ownership in the Interests set forth on Schedule A attached hereto; and

WHEREAS, the Members agree that the membership in and management of the Company shall be governed by the terms set forth herein.

NOW, THEREFORE, the Members and the Company agree as follows:

Section 1. Name. The name of the Company is Q Squared Solutions Holdings LLC.

Section 2. Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act and to engage in any and all activities necessary or incidental thereto.

Section 3. Powers. The Company shall have all the powers necessary or convenient to carry out the purposes for which it is organized, including the powers granted by the Act.

Section 4. Principal Office. The location of the principal office of the Company shall be 4820 Emperor Boulevard, Durham, NC 27703, or such other location as the Members may from time to time designate.

Section 5. Office and Agent for Service of Process. The office and agent for service of process on the Company in the State of Delaware shall be the office of and the initial agent named in the Certificate of Organization or such other office (which need not be a place of business of the Company) or person as the Members may designate in the manner provided by the Act.

Section 6. Members.

(a)    Member. The Members, together, own 100% of the membership interests of the Company. The name and the business, residence, or mailing address of the Members are as follows:

Name	Address
IQVIA RDS Inc.	4820 Emperor Blvd. Durham, NC 27703
IQVIA Pharma Inc.	4820 Emperor Blvd.
Durham, NC 27703

(b)    Additional Members. One or more additional members may be admitted to the Company with the prior written consent of the Members. Prior to the admission of any such additional members to the Company, the Members shall amend this Agreement or adopt a new operating agreement to make such changes as the Members shall determine to reflect the fact that the Company shall have such additional members. Each additional member shall execute and deliver a supplement or counterpart to this Agreement, as necessary.

(c)    Membership Interests; Certificates. The Company will not issue any certificates to evidence ownership of the membership interests.

Section 7. Management.

(a)    Authority; Powers and Duties of the Members. The Company shall be member-managed. The Members shall have exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company. Any action taken by the Members shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Members as set forth in this Agreement. The Members shall have all rights and powers of a manager under the Act, and shall have such authority, rights, and powers in the management of the Company to do any and all other acts and things necessary, proper, convenient, or advisable to effectuate the purposes of this Agreement.

(b)    Election of Officers; Delegation of Authority. The Members may, from time to time, designate one or more officers with such titles as may be designated by the Members to act in the name of the Company with such authority as may be delegated to such officers by the Members

(each such designated person, an “Officer”). Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Members. Any action taken by an Officer designated by the Members pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any Officer set forth in this Agreement and any instrument designating such Officer and the authority delegated to him or her.

Section 8. Liability of Member; Indemnification.

(a)    Liability of Member. Except as otherwise required by the Act, the debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation, or liability of the Company solely by reason of acting as a member or participating in the management of the Company.

(b)    Indemnification. To the fullest extent permitted under the Act (after waiving all Act restrictions on indemnification other than those which cannot be eliminated), the Members (irrespective of the capacity in which the Members act) shall be entitled to indemnification and advancement of expenses from the Company for and against any loss, damage, claim, or expense (including attorneys’ fees) whatsoever incurred by the Members relating to or arising out of any act or omission or alleged acts or omissions (whether or not constituting negligence or gross negligence) performed or omitted by the Members on behalf of the Company; provided, however, that any indemnity under this Section 8(b) shall be provided out of and to the extent of Company assets only, and neither the Members nor any other person shall have any personal liability account thereof.

Section 9. Term. The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with Section 13.

Section 10. Capital Contributions. The Members hereby agrees to contribute to the Company such cash, property, or services as determined by the Members in their sole discretion; provided that, absent such determination, the Members is under no obligation, express or implied, to make any such contribution

Section 11. Tax Status; Income and Deductions.

(a)    Tax Status. As long as the Company has only one member, it is the intention of the Company and the Members that the Company be treated as a disregarded entity for federal and all relevant state tax purposes and neither the Company nor the Members shall take any action or make any election which is inconsistent with such tax treatment. All provisions of this Agreement are to be construed so as to preserve the Company’s tax status as a disregarded entity.

(b)    Income and Deductions. All items of income, gain, loss, deduction, and credit of the Company (including, without limitation, items not subject to federal or state income tax) shall be treated for federal and all relevant state income tax purposes as items of income, gain, loss, deduction, and credit of the Members.

Section 12. Distributions. Distributions shall be made to the Members at the times and in the amounts determined by the Members.

Section 13. Dissolution; Liquidation.

(a)    Dissolution Events. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (i) the written consent of the Members or (ii) any other event or circumstance giving rise to the dissolution of the Company under the Act, unless the Company’s existence is continued pursuant to the Act.

(b)    Winding Up. Upon dissolution of the Company, the Company shall immediately commence to wind up its affairs and the Members shall (i) if required by the Act, file a certificate of dissolution with the Secretary of the State of Delaware in accordance with the Act and (ii) promptly liquidate the business of the Company. During the period of the winding up of the affairs of the Company, the rights and obligations of the Members under this Agreement shall continue. The Members or other person winding up the affairs of the Company shall give written notice of the commencement of winding up to all known creditors and claimants of the Company in accordance with the Act.

(c)    Distribution of Proceeds. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied as follows: (i) first, to creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and (ii) second, to the Members.

(d)    Certificate of Cancellation. Upon the completion of the winding up of the Company, the Members shall file a certificate of cancellation with the Secretary of the State of Delaware in accordance with the Act.

Section 14. Miscellaneous.

(a)    Amendments. Amendments to this Agreement may be made only with the written consent of the Members.

(b)    Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed, and enforced in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

(c)    Severability. If any provision of this Agreement shall be declared to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall survive to the extent it is not so declared, and the validity, legality, and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

(d)    No Third Party Beneficiaries. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first written above.

MEMBERS:

IQVIA RDS Inc.

By:	/s/ Eric Sherbet
Name: Eric Sherbet
Title: President

IQVIA Pharma Inc.

By:	/s/ Eric Sherbet
Name: Eric Sherbet Title: President

COMPANY:

Q Squared Solutions Holdings LLC

By:	/s/ Brian O’Dwyer
Name: Brian O’Dwyer
Title: Chief Executive Officer

[Second Amended and Restated Operating Agreement of Q Squared Solutions Holdings LLC]

SCHEDULE A

Percentage Ownership

IQVIA RDS Inc.	60%
IQVIA Pharma Inc.	40%